UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 7, 2013

Enzo Biochem, Inc.

(Exact Name of Registrant as Specified in Its Charter)

New York

(State or Other Jurisdiction of Incorporation)

001-09974	13-2866202
(Commission File Number)	(IRS Employer Identification No.)

527 Madison Avenue
New York, New York	10022
(Address of Principal Executive Offices)	(Zip Code)

(212) 583-0100

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On June 7, 2013, Enzo Biochem, Inc. (the “Company”) entered into a Revolving Loan and Security Agreement (the “Credit Facility”) among the Company, Enzo Clinical Labs, Inc., Enzo Life Sciences, Inc., Axxora, LLC and Enzo Realty, LLC as borrowers, (the “Borrowers”) Enzo Therapeutics, Inc. as a guarantor, and Healthcare Finance Group, LLC, as Lender.

The Credit Facility provides for an $8 million revolving line of credit that may be increased to $12 million upon certain conditions. The Company intends to use borrowing proceeds under the Credit Facility for working capital and general corporate purposes. The commitment under the Credit Facility will expire in December 2016 and all outstanding borrowings under the Credit Facility will become due and payable at that time. The Credit Facility is secured by primarily all the U.S. assets of the Company, including among others assets; cash, receivables, inventory and fixed assets, excluding intellectual property and real property for which the Borrowers have provided a negative pledge.

Borrowings under the Credit Facility, which are based on eligible receivables of the Company’s Clinical Labs and U.S. based Life Sciences operating segment, accrue interest at the greater of the three month London Interbank Offered Rate (“LIBOR”) or 1.25% per annum plus 4% per annum. The Company borrowed $4 million under the Credit Facility immediately after the closing.

The Credit Facility requires the Borrowers and the Guarantor to maintain minimum liquidity of $3,000,000. The Credit Facility also provides for a maximum cash burn of the Company and its subsidiaries, calculated monthly on a trailing three month basis by subtracting certain items, including, among others, capital expenditures, interest and debt payments, from EBITDA, decreasing from $4,500,000 to $0 by June 30, 2014 and thereafter. The Credit Facility provides for heightened liquidity levels for stated periods for failure to meet the aforementioned financial covenants.

The events of default under the Credit Facility include, but are not limited to, the following: failure to pay outstanding principal or interest, failure of applicable representations or warranties to be correct in any material respects, failure to perform any other term, covenant or agreement and such failure is not remedied within 15 days of notice of such failure, a cross-default with other debt in certain circumstances, certain defaults upon obligations under the Employee Retirement Income Security Act, bankruptcy or a change in control. Such events of default would require the repayment of any outstanding borrowings and the termination of the right to borrow additional funds under the Credit Facility.

On June 11, 2013, the Company issued a press release announcing its entry into the Credit Facility. A copy of the press release is attached hereto as Exhibit 99.1.

Item 2.02	Results of Operations and Financial Condition.

On June 10, 2013, the Company issued a press release announcing its operating results for its third fiscal quarter and nine months ended April 30, 2013. A copy of the press release is attached hereto as Exhibit 99.2.

In accordance with General Instruction B.2. of Form 8-K, the information contained in this Current Report on Form 8-K, including Exhibit 99.2, is being furnished and shall not be deemed to be “filed” for purposes of Section 18 of the Exchange Act or otherwise subject to the liability of that section. Such information shall not be incorporated by reference in any filing of the Company, whether made before or after the date hereof, regardless of any general incorporation language in such filing, except as otherwise expressly set forth by specific reference in such a filing.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 above is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release of the Company regarding the Credit Facility, dated June 11, 2013.

99.2	Press Release of the Company regarding its operating results, dated June 10, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENZO BIOCHEM, INC.

Date: June 12, 2013	By:	/s/ Barry W. Weiner
Barry W. Weiner
President and Chief Accounting Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release of the Company regarding the Credit Facility, dated June 11, 2013.

99.2	Press Release of the Company regarding its operating results, dated June 10, 2013.